PRICING SUPPLEMENT NO. 96-50 Dated June 20, 1997     Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996       File No. 33-64357




                        BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


J.P. Morgan Securities Inc. purchased $100,000,000 principal amount of these Medium-Term Notes, Series H, maturing on July 22, 1998, at a principal price of $100,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.


      Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  July 22, 1998          Interest Reset Dates:
                                        Same as Interest Payment Dates

Interest Rate Basis:
  LIBOR                                 Settlement Date (Issue Date):
                                        June 25, 1997

Specify Other Base Rate: N/A
                                       Calculation Agent:
Index Maturity: 3-month (See            The Chase Manhattan Bank
 Special Provisions)
                                       Optional Repayment Date(s):
Spread: minus 0.11%                      N/A

Spread Multiplier: N/A                 Additional Terms:
                                        For the purposes of the Notes
Maximum Interest Rate: N/A              contemplated hereunder, interest
                                        payments will include interest
Minimum Interest Rate: N/A              accrued to, but excluding the
                                        Interest Payment Date.

Interest Payment Dates:
 The 22nd day of each January, April,  Special Provisions:
 July and October commencing on         The Index Maturity to be used in
 July 22, 1997 through and              determining the Initial Interest
 including the Maturity Date.           Rate shall be 1-month.

Initial Interest Rate:
 Determined as if the Settlement
 Date was an Interest Reset Date.